Exhibit 4.4

LEVIS STRAUSS & CO.

11 5/8% Senior Notes due 2008

FIRST SUPPLEMENTAL INDENTURE

dated as of March 11, 2005

to

EURO INDENTURE

Dated as of January 18, 2001

WILMINGTON TRUST COMPANY

Trustee

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 11, 2005, between LEVI STRAUSS & CO., a Delaware corporation (the “Company”), and WILMINGTON TRUST COMPANY (as successor trustee to Citibank, N.A., pursuant to an Instrument of Resignation, Appointment and Acceptance dated as of December 13, 2002), as trustee (the “Trustee”).

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of January 18, 2001 (the “Indenture”), pursuant to which the Company issued €125,000,000 aggregate principal amount of 11 5/8% Senior Notes due 2008 (the “Securities”);

WHEREAS, pursuant to Section 9.02 of the Indenture, the Company and the Trustee may amend certain terms of the Indenture with the written consent of the Holders of at least a majority in aggregate principal amount of the Securities then outstanding;

WHEREAS, the Company has offered to purchase for cash all of the Securities (the “Offer”) and has solicited consents (the “Solicitation”) to certain amendments to the Indenture (the “Proposed Amendments”) pursuant to the Company’s Offer to Purchase and Consent Solicitation Statement dated February 24, 2005;

WHEREAS, the Company has obtained the written consent to the Proposed Amendments to the Indenture from the Holders of at least a majority in aggregate principal amount of the Securities; and

WHEREAS, the execution and delivery of this Supplemental Indenture have been duly authorized by the parties hereto, and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with;

WHEREAS, the Trustee is indemnified pursuant to Section 7.07 of the Indenture in connection with the Trustee’s execution of this Supplemental Indenture.

NOW, THEREFORE, for and in consideration of the foregoing premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE I

AMENDMENTS TO INDENTURE

SECTION 1.01. At such time as the Company delivers written notice to the Trustee that Securities representing at least a majority in aggregate principal amount of the Securities validly tendered and not validly withdrawn pursuant to the Offer have been accepted for purchase:

(a)	Section 4.01 of the Indenture shall be amended in its entirety to read as follows:

“SECTION 4.01. Covenant Suspension. After such time as:

(a)	the Securities have Investment Grade Ratings from both Rating Agencies; and

(b)	no Default or Event of Default has occurred and is continuing under the Indenture, the Company and the Restricted Subsidiaries will not be subject to the following Sections of the Indenture: Section 4.04, Section 4.05, Section 4.07, Section 4.08, clause (x) of the third paragraph (and as referred to in the first paragraph) of Section 4.10, and clause (e) of the first paragraph of Article 5 (collectively, the “Suspended Covenants”).”

(b)	Sections 4.03 through 4.06 shall be amended in their entirety to read as follows:

“Section 4.03  [Intentionally Omitted]

  Section 4.04  [Intentionally Omitted]

  Section 4.05  [Intentionally Omitted]

  Section 4.06  [Intentionally Omitted]”

(c)	Sections 4.08 through 4.11 shall be amended in their entirety to read as follows:

“Section 4.08  [Intentionally Omitted]

  Section 4.09  [Intentionally Omitted]

  Section 4.10  [Intentionally Omitted]

  Section 4.11  [Intentionally Omitted]”

(d)	Section 5.01 of the Indenture shall be amended in its entirety to read as follows:

“Section 5.01. When Company May Merge or Transfer Assets. The Company shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

(a) the Company shall be the surviving Person (the “Surviving Person”) or the Surviving Person (if other than the Company) formed by that merger, consolidation or amalgamation or to which that sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b) the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by that Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Securities, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Company;

(c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Company, that Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(d) immediately before and after giving effect to that transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clause (e) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of that transaction or series of transactions as having been Incurred by the Surviving Person or the Restricted Subsidiary at the time of that transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(e) [intentionally omitted]

(f) the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that the transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to the transaction have been satisfied; and

(g) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of the transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that transaction had not occurred.

The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture, but the predecessor Company in the case of:

(a) a sale, transfer, assignment, conveyance or other disposition (unless that sale, transfer, assignment, conveyance or other disposition is of all the assets of the Company as an entirety or virtually as an entirety), or

(b) a lease, shall not be released from any obligation to pay the principal of, premium, if any, and interest on, the Securities.”;

(e) Subclauses (5) and (8) of Section 6.01 of the Indenture, and any corresponding provisions in the Securities, shall be deleted in their entirety and replaced with “Intentionally Omitted,” and all references made thereto throughout the Indenture and the Securities shall be deleted in their entirety; and

(f) All references in the Indenture or the Securities to a provision deleted pursuant to the amendments set forth in Subsections (a) through (e) of this Section 1.01 shall be deleted in their entirety from the Indenture and the Securities, and any definitions used exclusively in the provisions of the Indenture deleted pursuant to the amendments set forth in Subsections (a) through (e) of this Section 1.01 shall be deleted in their entirety from the Indenture.

ARTICLE II

GENERAL PROVISIONS

SECTION 2.01. The Indenture Ratified. Except as hereby otherwise expressly provided, the Indenture is in all respects ratified and confirmed, and all the terms, provisions, and conditions thereof shall be and remain in full force and effect.

SECTION 2.02. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

SECTION 2.03. This Supplemental Indenture is a Supplement to The Indenture. This Supplemental Indenture is executed as and shall constitute an indenture supplemental to the Indenture and shall be construed in connection with and as part of the Indenture.

SECTION 2.04. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

SECTION 2.05. References to This Supplemental Indenture. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Supplemental Indenture may refer to the Indenture without making specific reference to this Supplemental Indenture, but nevertheless all such references shall include this Supplemental Indenture unless the context otherwise requires.

SECTION 2.06. Effect of This Supplemental Indenture. The Indenture shall be deemed to be modified as herein provided, but except as modified hereby, the Indenture shall continue in full force and effect. The Indenture as modified hereby shall be read, taken, and construed as one and the same instrument.

SECTION 2.07. Severability. In the event that any provisions of this Supplemental Indenture shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 2.08. Trust Indenture Act. If any provisions hereof limit, qualify, or conflict with any provisions of the TIA required under the TIA to be a part of and govern this Supplemental Indenture, the provisions of the TIA shall control. If any provision hereof modifies or excludes any provision of the TIA that pursuant to the TIA may be so modified or excluded, the provisions of the TIA as so modified or excluded hereby shall apply.

SECTION 2.09. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

SECTION 2.10. Effectiveness. This Supplemental Indenture shall become effective upon execution by the Company and the Trustee.

[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto have caused this Supplemental Indenture to be duly executed on its behalf by its duly authorized officer as of the day and year first above written.

The Company:

LEVI STRAUSS & CO.

By:	/s/ Miguel Silva Gonzalez
Name:	Miguel Silva Gonzalez
Title:	Vice President & Treasurer

Trustee:

WILMINGTON TRUST COMPANY

By:	/s/ Sandra R. Ortiz
Name:	Sandra R. Ortiz
Title:	Senior Financial Services Officer